Exhibit 16.1
October 9, 2006
Securities and Exchange Commission
Washington, DC 20549
Gentlemen:
We were previously principal accountants for Capital Senior Living Corporation (the Company) and, under the date of March 31, 2006, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On October 3, 2006, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated October 3, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with (a) the Company’s statements that the change was approved by the Audit Committee of the Board of Directors, (b) the Company’s statements regarding corrective actions to remediate the material weakness in internal controls or (c) the Company’s statements in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP KPMG LLP